Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000
CBIZ ANNOUNCES DIRECTOR CHANGES
     Cleveland, Ohio (November 6, 2006)—CBIZ, Inc. (NYSE: CBZ) today announced the Board of Directors has appointed a new director, Michael H. DeGroote, 46, effective November 2, 2006.
     Mr. Michael H. DeGroote, the son of CBIZ founder Michael G. DeGroote, is currently the President of Westbury International, a full-service real estate development company in Burlington, Ontario. Prior to joining Westbury, Mr. DeGroote was Vice President of MGD Holdings and previously held a management position with Cooper Corporation. Mr. DeGroote serves on the Board of Governor’s of McMaster University in Hamilton, Ontario. Collectively, the DeGroote family owns approximately twenty-two percent of the Company’s total shares outstanding on September 30, 2006.
     Concurrent with this appointment, the Board also announced the resignation of Gary H. DeGroote who has resigned his board position to pursue his personal interests. Mr. Gary DeGroote’s resignation was not due to any disagreement with CBIZ or any matter relating to CBIZ’s operations, policies or practices. Michael DeGroote will serve the remaining term of Gary DeGroote, which expires at the 2009 Annual Meeting.
     “We are very pleased to welcome Michael to CBIZ’s Board of Directors,” stated Steven L. Gerard, Chairman and CEO. “The professional experiences he will bring to CBIZ will benefit our shareholders as we continue to grow the Company,” concluded Mr. Gerard.
     CBIZ, Inc. provides professional business services that help clients better manage their finances, employees and technology. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides its clients with integrated financial services which include accounting and tax, internal audit, Sarbanes-Oxley 404 compliance, merger and acquisition, and valuation. Employee services include group benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides information technology, hardware and software solutions, government relations; healthcare consulting and medical practice management. These services are provided throughout a network of more than 140 Company offices in 34 states and the District of Columbia.
For further information regarding CBIZ, call our Investor Relations Office at (216) 447-9000 or visit our web site at www.cbiz.com.

6050 Oak Tree Boulevard, South · Suite 500 · Cleveland, OH 44131 · Phone (216) 447-9000 · Fax (216) 447-9007